STOCK PURCHASE AGREEMENT
CHROMA TECHNOLOGIES, INC.

This Agreement is entered into on July 1, 2000, by and among The Dixie Group, Inc., a Tennessee corporation ("Dixie"), and Scott D. Guenther ("Guenther") and
 Albert A. Frink (Guenther and Frink collectively, the "Stockholders"). Dixie and the Stockholders are sometimes each referred to separately herein as a "Party" and are sometimes collectively referred to herein as the "Parties."

W I T N E S S E T H:

WHEREAS, Chroma Systems Partners ("Chroma") is a California general partnership in the business of dyeing and finishing carpet;

WHEREAS, Stockholders own all of the outstanding capital stock of Chroma Technologies, Inc., a California corporation (hereinafter "ChromaTech");

WHEREAS, ChromaTech is a party to that certain Partnership Agreement of Chroma dated December 17, 1992 (the "Partnership Agreement") pursuant to which ChromaTech has a Percentage Interest (as defined in said Partnership Agreement)
 in Chroma of 33.3%; and

WHEREAS, subject to the terms and conditions of this Agreement, Stockholders desire to sell, or cause to be sold, and Dixie desires to purchase, all of the outstanding capital stock of ChromaTech;

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Definitions.

1.1	Defined Terms. The following capitalized terms used herein and in the agreements and other documents collateral hereto which incorporate the terms set forth below by reference shall have the meanings set forth opposite such term below:

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

"Business Day" has the meaning set forth in Section 9.6.

"Chroma" has the meaning set forth in the recitals.

"Chroma Interest" means the entire ownership interest of ChromaTech in Chroma, which as of the Closing shall not be less than 33.3% of all the ownership interests in Chroma.

"ChromaTech" has the meaning set forth in the recitals.

"Closing Amount" has the meaning set forth in Section 4.

"Closing" has the meaning set forth in Section 4.

"Closing Date" has the meaning set forth in Section 4.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contingent Sales Payment" has the meaning set forth in the Fabrica Agreement.

"Contracts" has the meaning set forth in Section 5.14.

"Controlled Groups" has the meaning set forth in Code Section 1563.

"Deferred Losses" has the meaning set forth in Section 8.2(b)

"Eligible Losses" has the meaning set forth in Section 8.2(a).

"Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

"Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, and specifically including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S. C. P9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. P5101 et seq.), the Resource Conservation and Recovery Act (42 U.S. C. P6901 et seq. ), the Federal Water Pollution Control Act (33 U. S. C. P1251 et seq. ), the Clean Air Act (42 U. S.C. P7401 et seq. ), the Toxic Substances Control Act (15 U.S. C. P2601 et seq.), the Safe Drinking Water Act (42 U.S. C. P300f et seq.), as such laws and regulations thereunder have been amended or supplemented, and each similar federal, provincial, state, municipal or local statute, and each rule and regulation promulgated under such federal, state, municipal and local laws.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code Section 414(b) or (c).

"Excess Eligible Losses" has the meaning set forth in Section 8.2(b).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fabrica" has the meaning set forth in Section 5.14.

"Fiduciary" has the meaning set forth in ERISA Section 3(21).

"Financial Statements" has the meaning set forth in Section 5.8.

"First Phase Limit" has the meaning set forth in Section 8.2(b).

"Frink" has the meaning set forth in the preamble.

"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

"Guenther" has the meaning set forth in the preface above.

"Hazardous Materials" shall mean and include each substance identified or designated as a hazardous substance or hazardous material under CERCLA as well as any other substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental, Health and Safety Requirements; (ii) it is toxic, reactive, corrosive, infectious, radioactive or otherwise hazardous; or
(iii) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

"Indemnified Party" has the meaning set forth in Section 8.6.

"Indemnifying Party" has the meaning set forth in Section 8.6.

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"Knowledge" means (a) in the case of Stockholders, actual knowledge without any independent investigation, and (b) in the case of Dixie, actual knowledge of any of the individuals listed on Schedule 1.1 who have made a reasonable inquiry of their relevant subordinates.

"Losses" has the meaning set forth in Section 8.2.

"Material Adverse Effect" means the occurrence of any act or event, or the existence of any circumstance or fact, the result of which would reasonably be expected to have a material adverse effect on the business, financial condition, operations, results of operations or prospects of ChromaTech or Chroma.

"Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

"Most Recent Financial Statements" has the meaning set forth in Section 5.8.

"Most Recent Fiscal Month End" has the meaning set forth in Section 5.8.

"Most Recent Fiscal Year End" has the meaning set forth in Section 5.8.

"Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Partnership Agreement" has the meaning set forth in the recitals.

"Party" and "Parties" each has the meaning set forth in the preface above.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

"Purchase Price" has the meaning set forth in Section 2.2.

"Purchase Price Adjustment" means the amount obtained by subtracting (a) the sum of (i) the amounts paid to Guenther and Frink pursuant to Section 2.3 hereof and (ii) $1,800,000 from (b) Total Pre-tax Profit allocable to the Chroma Interest.

"Real Property" has the meaning set forth in Section 5.11(a).

"Reportable Event" has the meaning set forth in ERISA Section 4043.

"Sales Contingency" has the meaning set forth in the Fabrica Agreement.

"Section 338(h)(10) Election" has the meaning set forth in Section 7.5.

"Security Agreements" mean, collectively, that certain Pledge and Security Agreement by and between Dixie and each Stockholder dated July 1, 2000.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Shares" has the meaning set forth in Section 2.1.

"Significant Customer" has the meaning set forth in Section 5.21.

"Significant Supplier" has the meaning set forth in Section 5.21.

"Stockholder Losses" has the meaning set forth in Section 8.4.

"Stockholders" has the meaning set forth in the preface above.

"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Tax" or "Taxes" has the meaning set forth in Section 5.19.

"Tax Claim" has the meaning set forth in Section 8.7.

"Tax Returns" has the meaning set forth in Section 5.19.

"Third Party Claim" has the meaning set forth in Section 8.6.

"Total Pre-tax Profit" means the sum of the following amounts:

	(a)	for the period from July 1, 2000 through December 31, 2000, the sum of the amount (whether a positive or negative amount) of the profit (loss) line item on Chroma's unaudited monthly statement of income and expenses for each calendar month during such period;

		(b)	for the period from January 1, 2001 through December 31, 2001, the amount of the profit (loss) line item on Chroma's audited statement of income and expenses for fiscal year 2001;

		(c)	for the period from January 1, 2002 through December 31, 2002, the amount of the profit (loss) line item on Chroma's audited statement of income and expenses for fiscal year 2002; and

		(d)	for the period from January 1, 2003 through June 30, 2003, the sum of the amount (whether a positive or negative amount) of the profit (loss) line item on Chroma's unaudited monthly statement of income and expenses for each calendar month during such period.

	1.2	Construction. As used herein or in any document which incorporates the terms hereof:

	(a)	the plural form of the noun shall include the singular and the singular shall include the plural, unless the context requires otherwise;

	(b)	each of the masculine, neuter and feminine forms of any pronoun shall include all forms unless the context otherwise requires;

	(c)	any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

	(d)	the words "herein", "hereof'" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

	(e)	all references to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to this Agreement; and

	(f)	words of inclusion shall not be construed as terms of limitation, so that references to included matters shall be regarded as non-exclusive, non-characterizing illustrations.

	1.3	Headings. The table of contents and article and section headings contained herein and in any document which incorporates the terms hereof are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement or such document.

Section 2.	Purchase of Shares.

	2.1	Transfer of Shares. Subject to the terms and conditions hereof and in reliance upon the representations and warranties herein contained, Stockholders agree to sell or cause to be sold to Dixie all the shares of the capital stock of ChromaTech which are issued and outstanding (the number of shares being sold by Stockholders and their percentage ownership is set forth on Exhibit A), and Dixie agrees to purchase such shares (all of the shares being sold hereunder being hereinafter referred to as the "Shares") from Stockholders, for the Purchase Price.

	2.2	Purchase Price. On the terms and subject to the conditions set forth in this Agreement, Dixie and the Stockholders agree that the total purchase price for the Shares shall be comprised of the following (such price being hereinafter referred to as the "Purchase Price").

		(a) Closing Amount. In consideration of the transfer to Dixie of the Shares, and subject to the terms and conditions set forth in this Agreement, Dixie shall pay to the Stockholders at Closing Eleven Million Dollars ($11,000,000)
by wire transfer of immediately available funds to bank accounts designated by
Stockholders as set forth in Exhibit A (the "Closing Amount").

		(b) Purchase Price Adjustment. If the Purchase Price Adjustment is a positive amount, Dixie shall pay (i) 50% of such amount to Guenther by wire transfer of immediately available funds to the bank account specified by Guenther and (ii)
50% of such amount to Frink by wire transfer of immediately available funds to the bank account specified by Frink. If the Purchase Price Adjustment is a negative amount, (i) Guenther shall pay 50% of such amount to Dixie by wire transfer of immediately available funds to the bank account specified by Dixie and (ii) Frink shall pay 50% of such amount to Dixie by wire transfer of immediately available funds to the bank account specified by Dixie. The
Purchase Price Adjustment shall be paid to the appropriate Party or Parties within five (5) business days of the receipt by the Stockholders of the last payment to be made pursuant to Section 2.3.

 2.3	Distributions. Dixie shall pay, or shall cause ChromaTech to pay, to each
Stockholder in respect of each of 36 calendar months during the period commencing July 1, 2000 and ending June 30, 2003, 50% of the amount, if any, of all distributions received by ChromaTech from Chroma during such calendar month (the "Monthly Distribution") less the sum of $25,000 (the "Net Monthly Distribution"); provided that, in the event the Net Monthly Distribution is less than zero for any calendar month (the "Shortfall Amount"), the Shortfall Amount shall be added to the $25,000 amount referenced immediately above for the next month.

	2.4	Deferred Tax Liability. In the event Stockholders elect installment sales treatment in respect of the Purchase Price Adjustment hereunder, Stockholders shall notify Dixie of such election no later than December 31, 2000. The
Purchase Price shall be subject to upward adjustment for (and Dixie shall pay to Stockholders promptly following notification from Stockholders of the amount thereof, but in any event not later than five (5) Business Days prior to the due date of the payment of such amount) an amount equal to (i) the interest imposed under IRC Section 453A (if any) on Stockholders' deferred tax liability relating to the sale of the Shares and (ii) any Taxes imposed with respect to the receipt of any payments pursuant to this Section 2.4. In addition, following a final determination that the installment sales method to the
Stockholders is not available with respect to any portion of the Purchase Price received after the close of the taxable year in which the Closing Date occurs,
 Dixie shall pay to the Stockholders or on their behalf any penalty and interest owing in respect thereof within five (5) Business Days prior to the due date of the payment of such amount.

	Section 3.	Instruments of Conveyance.

	3.1	Transfer of Shares; Pledge of Shares. At the Closing, Stockholders shall deliver to Dixie all stock certificates representing the Shares, duly endorsed in blank. Whereupon, following notation of such transfer on the ChromaTech stock ledger, Dixie shall deliver such certificates back to Stockholders to be held by Stockholders in connection with its pledge thereof as collateral under the Security Agreement.

	3.2	Further Assurances. Stockholders shall at the Closing Date, and from time to time thereafter at Dixie's request and without further consideration, execute and deliver to Dixie such instruments of transfer, conveyance and assignment, in addition to those delivered pursuant to Section 3.1 hereof, as
Dixie shall reasonably request to transfer, convey and assign more effectively the Shares to Dixie and effectuate the transactions contemplated by this
Agreement.

	Section 4.	Closing.

	The delivery of the Shares, the payment of the Closing Amount in respect thereof and the delivery of the other instruments, and certificates required hereunder and relating thereto (the "Closing") shall take place at the offices of White & Case, LLP, 633 West Fifth Street, Los Angeles, California
90071-2007, or such other place agreed to by the parties hereto, on July 1, 2000 or at such other time as agreed to by the parties hereto (the "Closing Date").

	Section 5.	Representations and Warranties of Stockholders.

	In order to induce Dixie to enter into this Agreement, the Stockholders represent and warrant that as of the date hereof and as of the Closing Date, the following representations and warranties are true, complete and accurate, and all such representations and warranties shall be continuing and shall survive the execution of this Agreement pursuant to Section 10.1 hereof:

	5.1	Ownership of and Title to the Shares, etc. Each Stockholder represents and warrants that he is the lawful owner of the Shares as set forth in Exhibit A hereof opposite such Stockholder's name; that each Stockholder has good and marketable title to the Shares opposite such Stockholder's name, free and clear of all taxes, liens, Security Interests, restrictions on transfer, options, warrants, purchase rights, contracts, commitments, charges, equities, claims and demands whatsoever; that each Stockholder has the full legal right and power to execute, deliver and perform this Agreement; that this Agreement constitutes a legal, valid and binding obligation of such Stockholder according to its terms; that each Stockholder has full legal right and power to sell, transfer and deliver the Shares opposite such Stockholder's name in the manner provided in this Agreement; that upon delivery of, and payment for, such Shares pursuant to this Agreement, Dixie will acquire good and marketable title thereto, free and clear of all liens, Security Interests, restrictions on transfer, options, charges, equities and claims whatsoever; and that such
Shares are at the date hereof and will on the Closing Date be duly authorized, validly issued and outstanding and fully-paid and non-assessable, with no personal liability attaching to the ownership thereof.

	5.2	Ownership of and Title to the Chroma Interest, etc. ChromaTech has good and marketable title to the Chroma Interest, free and clear of all Security
Interests except those described in the Partnership Agreement. Schedule 5.2 sets forth a list of each of the partners of Chroma (the "Partners") and the
Percentage Interest (as defined in the Partnership Agreement) of each such
Partner. To the Knowledge of Stockholders, except as set forth in Schedule 5.2 hereof and except as set forth in the Partnership Agreement, no Partner of
Chroma has granted any Person any right or has entered into any agreement or understanding (whether by option, warrant, call, commitment, conversion, plan or otherwise), fixed or contingent, with respect to the acquisition, purchase, sale, transfer, assignment, creation or issuance of any interest in Chroma.

	5.3	Existence, Power and Good Standing.

		(a) ChromaTech is a corporation validly existing and in good standing under the laws of the State of California and is duly qualified as a foreign corporation in good standing in each state in which such qualification is required in order to conduct its business and has full corporate power and authority to conduct the business in which it is engaged and to own and use its properties, except where the failure to have such standing or to be so qualified or to have such power and authority would not have a Material Adverse
 Effect.

		(b) To the Knowledge of Stockholders, Chroma is a general partnership duly formed, validly existing, and in good standing under the laws of the State of
California, and has all requisite power and authority to own, operate, or lease the properties owned, operated or
leased by Chroma and to carry on its business as it has been and is currently conducted as of the date hereof and as contemplated by the Partnership
Agreement. To the Knowledge of Stockholders, Chroma is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Partnership.

		(c) ChromaTech has heretofore furnished to Dixie a complete and correct copy of the Partnership Agreement, which has never been amended and which is in full force and effect. To the Knowledge of Stockholders, Chroma is not in violation of any of the provisions of the Partnership Agreement or California partnership law, except where such violation would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership.

		(d) Neither the execution, delivery, and performance of this Agreement nor the consummation by ChromaTech of the transactions contemplated hereby (i)
conflicts with or violates the Partnership Agreement or any other agreement to which ChromaTech is a party, or (ii) to the Knowledge of Stockholders, results in the creation or imposition of any Encumbrance upon any property or asset of
Chroma.

	5.4	Capitalization. ChromaTech's authorized capital stock consists solely of
10,000 shares Common Stock, no par value per share, all which are duly and validly issued and outstanding, all of which are fully paid and non-assessable as of the date hereof. The Shares constitute all of the issued and outstanding capital stock of ChromaTech. There are no outstanding options, warrants, contracts, preemptive rights, proxies, calls, commitments or demands of rights of any character obligating the Stockholders to issue any shares of capital stock of ChromaTech or options or rights with respect thereto, and there are not existing or outstanding securities of any kind convertible into or exchangeable for shares of capital stock of ChromaTech. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to ChromaTech. There are no outstanding obligations of ChromaTech to repurchase, redeem or otherwise acquire any outstanding capital stock of ChromaTech. No former stockholder of
ChromaTech or of any corporation heretofore merged with or into ChromaTech has any claim or cause of action whatsoever against ChromaTech arising out of or in any way connected with any occurrence or state of facts in existence prior to the date hereof, and no such former stockholder shall come to have any claim or cause of action whatsoever against ChromaTech, or any officer, director or stockholder of ChromaTech or of any such corporation, by virtue of, or in any way connected with, the transactions contemplated by this Agreement or otherwise. By the execution of this Agreement, Stockholders hereby waive any and all rights, options, calls, equities or other claims which Stockholders may have against ChromaTech whatsoever prior to the Closing Date.

	5.5	Books and Records. The books and records of ChromaTech and, to the
Knowledge of Stockholders, the books and records of Chroma and are complete and correct in all material respects and Chroma has maintained and kept its books and records current and such books and records accurately reflect and/or support the historical results of operations and the financial condition of Chroma as set forth in the Financial Statements.

	5.6	Subsidiaries. ChromaTech does not own directly or indirectly, any capital stock or other equity security or interest in any other corporation or in any partnership, joint venture, cooperative, or other association other than its ownership interest in Chroma. Chroma does not own directly or indirectly, any capital stock or other equity security or interest in any other corporation or in any partnership, joint venture, cooperative, or other association.

	5.7	Assets and Liabilities of ChromaTech. Except for the Chroma Interest,
ChromaTech has no assets or liabilities. Dixie acknowledges that all assets and liabilities of ChromaTech other than the Chroma Interest were distributed to the Fabrica Stockholders prior to the Closing.

	5.8	Financial Statements. Attached hereto as Exhibit A are the following financial statements of Chroma (collectively the "Financial Statements"): (i)
audited balance sheets and statements of income and partners' capital accounts, as of and for the fiscal years ended December 29, 1996, December 28, 1997,
January 3, 1999, and January 2, 2000 (the "Most Recent Fiscal Year End") for
Chroma; and (ii) unaudited balance sheets and statements of income and partners' capital accounts, (the "Most Recent Financial Statements") as of and for each of the fiscal months between the Most Recent Fiscal Year End and the most recent month ending at least twenty (20) days prior to the Closing Date
(the "Most Recent Fiscal Month End") and for the interim period between
January 2, 2000 and the Most Recent Month End for Chroma. The Financial
Statements (including the notes thereto) have been prepared in accordance with
GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Chroma and capital accounts as of such dates and the results of operations of Chroma for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

	5.9	Absence of Undisclosed Liabilities; No Material Adverse Change. Except as
and to the extent reflected and adequately reserved against in the Financial
Statements, to the Knowledge of Stockholders, Chroma had no material liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise.
For purpose of this Section 5.9, "material" shall be deemed to be liabilities which exceed fifty thousand dollars ($50,000) or more, in the aggregate. Except as described on Schedule 5.9, since the Most Recent Fiscal Year End, to the
Knowledge of Stockholders (i) Chroma has not incurred any liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, except for current liabilities and obligations incurred in the Ordinary Course of Business of Chroma and (ii) there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Chroma. Since the Most Recent Fiscal Year End, and except as disclosed on Schedule 5.9, to the Knowledge of Stockholders, Chroma:

		(a) has conducted its business in the Ordinary Course of Business and in a reasonable business manner;

		(b) has not disposed of, leased, transferred, assigned or acquired any material properties or assets except as disclosed herein or in the Ordinary and
 Course of Business;

		(c) has not borrowed money or incurred any indebtedness other than ordinary accounts payable, accrued expenses, accrued liabilities and income taxes payable incurred in the Ordinary Course of Business;

		(d) has not incurred or guaranteed any liability, contingent or otherwise, except in the Ordinary Course of Business;

		(e) has not mortgaged, pledged or otherwise subjected to any Security
Interest, material lien or other encumbrance any of its properties or assets, or sold any real property or personal property other than in the Ordinary
Course of Business;

		(f) has not modified, terminated, canceled or permitted the lapse of any material lease, agreement, contract, or insurance policy; or

		(g) has not granted any wage increase or bonus, entered into any employment, union or collective bargaining agreement, or made any cash payments or distributions or transferred any other assets (other than those described on
Schedule 5.6 hereof) to or on behalf of any officer, employee or partner, other than payment of customary salaries and expenses.

	5.10	[Intentionally Omitted.]

	5.11	Real Property.

		(a) Schedule 5.11 lists and describes briefly all of the real property owned by Chroma (the "Real Property"). With respect to the Real Property, to the
Knowledge of Stockholders:

		(i) Chroma has legal, valid, good and marketable title to all of the Real
Property. No part of the Real Property is subject to any assignment, lease, license, concession, sublease or other agreement granting to any Person any right to the possession, use, occupancy or enjoyment of the Real Property.

		(ii) The Real Property, and the improvements, buildings and structures thereon (the "Improvements"), constitute all of the real property used by
Chroma in the conduct of its business, may continue to be used for the operation of such business as currently operated, and comply with all federal, state or local building, zoning, health, safety, platting, subdivision or other statute, ordinance or regulation, or any applicable private restriction. None of the Real Property or Improvements are subject to "permitted non-conforming use," "permitted non-conforming structure," "prior non-conforming use" or
"prior non-conforming structure" classifications, and do not encroach on any easement which may burden the land.

		(iii) Other than amounts owed for normal maintenance consistent with past practices, which amounts will be paid by Chroma in full when due, Chroma does not owe any money to any architect, contractor, subcontractor or materialmen or any Person entitled to claim any lien or other charge on any of the Real
Property or any of the Improvements for labor, services or materials performed, rendered or supplied to or in connection with the Real Property or any of the

Improvements, and there is no construction or other improvement work being done at nor are there any construction or other improvement materials being supplied to the Real Property or any of the Improvements.

		(iv) Chroma has received no notice of any pending, threatened, or contemplated condemnation, expropriation or like proceedings, or of any administrative agency action, litigation, or other material proceeding of any kind (nor is there any basis for any such action), affecting the Real Property, or any part thereof, or of any assessments made or threatened with respect to the Real Property or any part thereof, or of any sales or other disposition of the Real Property, or any part thereof, in lieu of condemnation.

		(v) To the Knowledge of Stockholders, Chroma has not received notice from any insurance company or board of fire underwriters requesting the performance of any work or alteration with respect to the Real Property or any of the
Improvements, or requiring an increase in the insurance rates applicable to the
 Real Property or any of the Improvements outside of the ordinary course of business, consistent with past practice.

		(vi) Chroma does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property, or any portion thereof or interest therein. There are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein;

		(vii) All of the Improvements are structurally sound. Chroma has received no notice from any governmental authority that any of the Improvements are prior nonconforming structures under either the applicable zoning regulations or the applicable building codes;

		(viii) The Real Property and the Improvements are serviced by all necessary utilities, including water, sewage, gas, electricity and telephone, and
ChromaTech and the Stockholders are not aware of any inadequacies with respect to such utilities for the operation of Chroma's business consistent with
Chroma's past practices; all water, rail, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property and/or the Improvements are installed and operating and are sufficient to enable the Real Property and all of the
Improvements to continue to be used and operated in the manner currently being used and operated, and any so-called hookup fees or other associated charges have been fully paid; each such utility or other service is provided by a public or private utility or service company and enters the Real Property from an adjacent public street or valid private easement owned by the supplier of such utility or other service which is part of the Real Property; and except for recorded and insurable easements in existence on the date hereof and part of the Real Property, no Improvement or portion thereof is dependent for its access, operation or any utility service (including, without limitation, water supply and/or disposition of waste water) on any land, building or other improvement not included in the Real Property.

		(b) To the Knowledge of Stockholders, no real property is leased or subleased by or to Chroma other than approximately 88,000 square feet of space in
Chroma's dyeing and finishing facility at 3201 S. Susan Street, Santa Ana,
California that Chroma leases to Monterey Carpets, Inc.

	5.12	Tangible Assets. To the Knowledge of Stockholders, the buildings, machinery, equipment, and other tangible assets that Chroma owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are fit for the purpose for which such assets are being used, are in good operating condition and repair and are adequate to conduct the business of Chroma as it is presently being conducted
(subject to normal wear and tear).

	5.13	Leased Property. To the Knowledge of Stockholders, there are no material leases, licenses, rental or other agreements by which Chroma is bound other than a lease agreement pursuant to which Chroma leases approximately 88,000 square feet of space in Chroma's dyeing and finishing facility at 3201 S. Susan
 Street, Santa Ana, California to Monterey Carpets, Inc.

	5.14	Contracts. To the Knowledge of Stockholders, Schedule 5.14 contains a complete and accurate list of all material contracts, agreements, instruments or other commitments or understandings to which Chroma or its assets are subject (the "Contracts"). To the Knowledge of Stockholders, each of the
Contracts is valid, in full force and effect and enforceable by Chroma. With respect to the Partnership Agreement and with respect to the Dyeing and
Finishing Agreement dated as December 17, 1992 and entered into originally by and between Fabrica International, a California corporation ("Fabrica") and
Monterey Carpets, Inc., a California corporation, ChromaTech or Fabrica, as applicable, has duly complied in all respects with all provisions of the agreements and is not in default in any respect as to either of them; no condition or state of facts exists which, with notice or the passage of time, or both, would constitute a default by ChromaTech or Fabrica, as applicable, under these agreements; both agreements are in full force and effect and are enforceable by ChromaTech and Fabrica, as applicable against the other parties thereto in all respects. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereunder, will conflict with or cause any default in or breach of any provision of the
Partnership Agreement or said Dyeing and Finishing Agreement, and none of such actions will grant to any party to any such agreements any cancellation or termination rights, acceleration rights, buy-out rights or any similar right.

	5.15	Litigation. Except as disclosed on Schedule 5.15, to the Knowledge of
Stockholders there is no claim, suit, action, governmental investigation or litigation, or legal, administrative, arbitration or other proceeding, of any kind pending, directly relating to or involving, or threatened against, Chroma
(whether as plaintiff or defendant), or its property or business, nor does
ChromaTech or Chroma knows of any ground for any such claim, suit, action, investigation, litigation or proceeding. To the Knowledge of Stockholders,
Chroma is not subject to any order, writ or decree of any court or other governmental authority.

	5.16	Labor Relations. Except to the extent set forth in Schedule 5.16, to the
Knowledge of Stockholders:

		(a) Chroma is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment, wages, hours, and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of any applicable law;

		(b) there is no unfair labor practice, charge or complaint or any other matter against or involving Chroma pending or threatened before any labor relations board or equivalent agency having jurisdiction or any court of law or arbitration board;

		(c) there is no labor strike, dispute, slowdown, or stoppage whether actual, pending or threatened against Chroma;

		(d) no certification or decertification question or organizational drive with respect to a collective bargaining organization exists or has existed within the past twelve months respecting employees of Chroma; and

		(e) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against Chroma, or threatened; and
no Basis for any claim therefore exists;

		(f) there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including but not limited to discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap, veteran status, religious affiliation, or upon any other prohibited Basis) pending or threatened before any federal, state or local agency or court against Chroma. There have been no audits of the employment practices of Chroma, and no Basis for any such charges, investigations, administrative proceedings or formal complaints of discrimination exists.

	5.17	Insurance. To the Knowledge of Stockholders, Chroma owns insurance policies relating to the conduct of its business or which name Chroma as an insured and which pertain to its assets, operations, or employees having coverages and deductibles which are customary in the industry.

	5.18	Status of Properties; Violation of Laws; Licenses, etc. To the Knowledge
of Stockholders, neither the physical condition of the properties of Chroma nor its business or prior or present activities of its business violate or have violated any applicable laws (including rules, regulations, codes, ordinances, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) (including but not limited to any of the foregoing which prohibit discrimination in employment
or involve the protection of the environment or the health and safety of persons whether or not employees) the violation of which would have an adverse effect upon the business, financial condition, operations, results of operations, or fixture prospects of Chroma, and all required material licenses, approvals, registrations and permits have been obtained and are now in full force and effect.

	5.19	Taxes and Tax Returns. Except as disclosed in Schedule 5.19, to the
Knowledge of Stockholders, Chroma and ChromaTech have filed all federal, state, local and foreign income and all other tax returns required to be filed by them (including, but not limited to, any gross receipts, franchise and excise, sales and use and privilege license tax returns) ("Tax Returns") and each such return is complete and accurate in all material respects; Chroma and ChromaTech have paid all taxes of any nature whatsoever, with any related penalties, interest, deficiencies, assessments, reassessments and liabilities (any of the foregoing being referred to herein as a "Tax" or "Taxes"), due and payable on or before the date hereof; there are no claims, assessments or reassessments or material disputes (including those contested in good faith and for which adequate reserves have been provided in the Financial Statements) pending against Chroma or ChromaTech for any alleged deficiency in Tax, nor are there any threatened Tax claims or assessments against Chroma or ChromaTech or facts which exist or have existed which would constitute grounds for the assessment of any taxes with respect to the periods which have not been audited by the relevant taxing authorities; neither Chroma nor ChromaTech has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an Tax assessment or deficiency; and Chroma qualifies (and has since the date of its formation qualified) to be treated as a partnership for federal income tax purposes.

	5.20	Employee Benefit Plans.

		(a) Neither ChromaTech nor any ERISA Affiliate of ChromaTech has ever maintained any Employee Benefit Plan. Except as set forth in Schedule 5.20, to the Knowledge of Stockholders, the only Employee Pension Benefit Plan which
Chroma or any ERISA Affiliate of Chroma has maintained in the last ten years or to which it has in the last ten years had any obligation to contribute is the
Employees' 401(k) Salary Savings Plan of Chroma (the "401(k) Plan"). To the
Knowledge of Stockholders:

	(i) Every Employee Benefit Plan that Chroma maintains or to which it contributes or has an obligation to contribute (and each related trust complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

	(ii) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

	(iii) All contributions (including all employer contributions and employee salary reduction contributions) have been timely paid to the 401(k) Plan and all contributions and expenses for any period ending on or before the Closing
Date which are not yet due have been paid to the 401(k) Plan or accrued in accordance with the past custom and practice of Chroma and in compliance with ERISA. All premiums or other payments due for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

	(iv) The 401(k) Plan has received a favorable determination letter from the
Internal Revenue Service that the form of such plan meets the requirements of a
 "qualified plan," under Sections 401(a) and 401(k) and neither Chroma nor any of the Stockholders is aware of any facts or circumstances that could reasonably result in the revocation of such determination letter.

	(v) The market value of assets under the 401(k) Plan equals or exceeds the present value of all vested and nonvested liabilities thereunder.

	(vi) The Stockholders have delivered to Dixie correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the three (3) most recent
Form 5500 Annual Reports, and all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit
Plan.

		(b) With respect to each Employee Benefit Plan that Chroma or any ERISA
Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute or has any liability (this provisions of this Section 5.20(b) do not apply with respect to any Employee Benefit Plan during any time that neither Chroma nor any ERISA
Affiliate of Chroma maintained, contributed to, was required to contribute to, or had any liability with respect to such plan) to the Knowledge of
Stockholders: there have been no nonexempt Prohibited Transactions with respect to any such Employee Benefit Plan that would result in a liability of Chroma.

		(c) To the Knowledge of ChromaTech, neither Chroma nor any ERISA Affiliate of
 Chroma contributes to, or has ever contributed to any Multiemployer Plan and neither Chroma nor any ERISA Affiliate of Chroma has any material liability
(whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability (as defined in ERISA P4201), under any Multiemployer Plan.

		(d) To the Knowledge of ChromaTech, there is no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets of any Employee Benefit Plan (other than routine claims for benefits made in the ordinary course of Employee

Benefit Plan administration) pending or threatened or imminent against or with respect to the Employee Benefit Plan, Chroma, any ERISA Affiliate of Chroma, or
 any other Fiduciary (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under any Employee Benefit Plan) that would individually or in the aggregate result in a liabilityof Chroma;

		(e) ChromaTech has no Knowledge of any facts which would reasonably be expected to give rise to any action, suit, grievance, arbitration or other manner of litigation, or claim with respect to any Employee Benefit Plan other than routine claims for benefits.

	5.21	Change in Business.  Except for the fact that Camelot Carpet Mills has given notice that it may withdraw from Chroma, the result of which may have a material adverse effect on dollar value and profits, since January 2, 2000, to the Knowledge of Stockholders there have been no changes in the business operations of Chroma, including but not limited to, changes with respect to its products, customers, employees, equipment needs, markets, suppliers, or legislation to which the business of Chroma is subject, which would or might have a Material Adverse Effect upon Chroma, its business, its assets or its prospects.

	5.22	Occupational Safety and Health. To the Knowledge of Stockholders, Chroma
is in compliance with all occupational safety and health rules and regulations applicable to its business operations and/or real property.

	5.23	Environmental, Health and Safety Status. Except as set forth in Schedule
5.23, to the Knowledge of the Stockholders, neither the Real Property nor the operations of Chroma is in material violation of or subject to any liability or obligation under Environmental, Health and Safety Requirements. In addition, to the Knowledge of Stockholders

	(a) there has been no release, threatened release, application, spill, leak, discharge, disposal or emission of any Hazardous Material to the air, surface water, groundwater or soil of the Real Property requiring corrective action and which is a violation of, any of the Environmental, Health and Safety
Requirements;

	(b) Chroma has duly complied in all respects with, and the Real Property is in compliance with, the Environmental, Health and Safety Requirements;

	(c) Chroma does not have any documents or information relating to or disclosing any release, threatened release, application, spill, leak, discharge, disposal or emission of any Hazardous Material to the air, surface water, groundwater or soil of the Real Property; and

	(d) Chroma has been issued or has timely applied for and is in compliance in all material respects with all Permits, a list and copy of which is set forth on Schedule 5.23.

	(e) There is no complaint, order, directive, claim, citation, notice, information request or investigation by any governmental authority or any other person or entity with
respect to any release, threatened release, application, spill, leak, discharge, disposal or emission of any Hazardous Material to the air, surface water, groundwater or soil of the Real Property requiring corrective action and which is a violation or alleged violation of any Environmental, Health and Safety Requirement at the Real Property.

	(f) Non-hazardous solid waste materials or Hazardous Materials have not been disposed of or buried at the Real Property.

	(g) There has been no storage, treatment, generation, transportation, release, disposal, spill or discharge of any Hazardous Material by Chroma, or its predecessors in interest, or by any other person or entity for which Chroma is or may be held responsible, or which could give rise to any obligation or liability under Environmental, Health and Safety Requirements.

	(h) No underground storage tanks are located under the Real Property. No Hazardous Materials are located on the Real Property (except for those used in the Ordinary Course of Business and which are stored and used in compliance with all Environmental, Health and Safety Requirements).

	5.24	Significant Customers and Suppliers. Except as set forth in Schedule
5.24, the Stockholders have no Knowledge of any intention or indication by a
Significant Customer (as defined herein) or Significant Supplier (as defined herein)to terminate its business relationship with Chroma or to limit or alter its business relationship with Chroma in any material respect. As used herein,
"Significant Customer" means Monterey Carpets, Inc., a California corporation;
Fabrica International, a California corporation; and Camelot Carpet Mills, a
California corporation. As used herein, "Significant Supplier" means any of the ten (10) largest suppliers of Chroma, measured in terms of purchasing volume in dollars for the year ended January 2, 2000, as listed on Schedule 5.24.

	5.25	Intellectual Property.

	To the Knowledge of the Stockholders:

		(a) Except as set forth in Schedule 5.25, Chroma owns or has the right to use in its business pursuant to an assignable written license, sublicense or agreement the Intellectual Property which it uses in its business or purports to own. Except as set forth in Schedule 5.25, each item of Intellectual
Property it uses in its business will be owned or available for use by Chroma on identical terms and conditions immediately subsequent to the Closing hereunder. Chroma has taken all necessary action to protect each of the patent and registered trademarks it owns and or uses in its business. Except as set forth in Schedule 5.25, no amendments, responses, fees or any other action related to any Intellectual Property are due or will be due within sixty (60)
days after the Closing.

		(b) With respect to Intellectual Property, Chroma has not interfered with, infringed upon, or misappropriated, any Intellectual Property rights of third parties, or has not ever received any charge, complaint, claim, demand, or notice alleging any such interference,
infringement, misappropriation, or violation of any Intellectual Property rights of a third party (including any claim that Chroma must license or refrain from using any Intellectual Property rights of any third party) which has not been resolved. No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights owned by Chroma.

	5.26	No Liquidating Events; Activities. To the Knowledge of the Stockholders,
no event has occurred and is continuing that would result in the liquidation of
 Chroma (a "Liquidating Event") and no event which, with the giving of notice or lapse of time or both, would become a Liquidating Event has occurred and is continuing. To the Knowledge of the Stockholders, Chroma has not engaged in any business or activity of any kind, other than the business and activities expressly contemplated and permitted by the Partnership Agreement.

	5.27	Preferred Return Period. The Preferred Return Period (as defined in the
Partnership Agreement) has expired.

	5.28	Disclosure. Neither this Agreement nor, to the Knowledge of Stockholders, any other document furnished to Dixie by the Stockholders in connection with this Agreement and the transactions contemplated hereby contains any untrue statement of material fact or omits the statement of a material fact required to be stated in order to make the statements contained herein and therein not misleading. There is no fact peculiar to Chroma of which the Stockholders have
Knowledge which materially and adversely affects or may in the future materially and adversely affect, the business, assets or condition, financial or otherwise, of Chroma, which is not disclosed herein or in the other documents furnished to Dixie.

Section 6.	Representations and Warranties by Dixie.

	Dixie hereby represents, warrants, covenants and agrees to and with Stockholders as follows:

	6.1	Existence, Power and Good Standing. Dixie is a corporation validly existing and in good standing under the laws of the State of Tennessee.

	6.2	Authorization. This Agreement and its execution, delivery and performance have been duly authorized by all necessary corporate action on the part of
Dixie and is within its corporate powers. This Agreement has been duly executed and delivered by Dixie and constitutes the legal, valid and binding agreement of Dixie, enforceable in accordance with its terms. All consents on the part of
 Dixie necessary to consummate the transactions contemplated herein shall have been obtained prior to or on the Closing Date and no consent or approval of, or declaration, filing or registration with, any non-governmental third party or any governmental authority is required to be obtained by Dixie in connection with the execution of this Agreement or for the consummation of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereunder, will conflict with or cause any default in or breach of any provision of Dixie's Charter, By-laws or any contract, agreement or commitment to which Dixie is a party or by which Dixie is bound, and none of such actions will grant to any party to any such contract,
agreement or commitment any cancellation or termination rights, acceleration rights, or any similar right.

	6.3	Brokers' and Finders' Fees. Neither Dixie nor anyone acting on its behalf has done anything to cause or incur any liability to any party for any brokers'
 or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

	6.4	Investment. Dixie is acquiring the Shares for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

	6.5	Accuracy of SEC Filings. To the Knowledge of Dixie, the filings made by
Dixie pursuant to the Securities Act of 1933, as amended, and the Securities
Exchange Act of 1934, as amended, through the date hereof complied in all material respects with all applicable requirements of said Acts and the General
 Rules and regulations promulgated thereunder, respectively, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

	6.6	Disclosure. The representations and warranties contained in this Section 6 do not contain any untrue statement of material fact or omit the statement of a material fact required to be stated in order to make the statements contained in Section 6 not misleading.

	6.7	No Knowledge of Breach. Dixie has no actual Knowledge of any fact, circumstance or occurrence unknown to Stockholders or ChromaTech that would cause any of the representations or warranties of Stockholders set forth in
Section 5 to be inaccurate or false. Without limiting the preceding sentence, to the extent that Dixie has actual Knowledge of any fact, circumstance or occurrence which is unknown to Stockholders or ChromaTech that would cause any of the representations or warranties of Stockholders set forth in Section 5 to be inaccurate or false and does not disclose the same to the Stockholders prior to the Closing, Dixie hereby waives its right to seek indemnification pursuant to Section 10 in respect of such inaccuracy or falseness.

Section 7.	Covenants.

	7.1	Waiver of Claims. Stockholders hereby release ChromaTech and forever discharge it upon the Closing from any and all actions, claims, judgments and demands whatsoever that such Stockholders may have as a result of any reason or cause whatsoever whether in law or equity, known or unknown, that have or may have resulted from any ocurrence or event that took place prior to the Closing.

	7.2	Taxes. Stockholders shall cause to be filed by Chroma any federal, state and local income and other tax return (including, but not limited to, any gross receipts, franchise and excise, sales and use, privilege license taxes) for any period or partial period ending on or prior to the Closing Date not filed as of the date hereof, and each such tax return shall be complete and accurate in all material respects.

	7.3	Press Releases and Public Announcements. The Stockholders acknowledge that since Dixie is a publicly traded company, and Stockholders covenant that they shall not (and shall use reasonable best efforts without expending more than nominal amounts to cause Chroma not to) issue any press release or make any public statement relating to this transaction without the prior approval of
Dixie.

	7.4	Reimbursement of Taxes. If (i) a Section 338(h)(10) Election made by
Stockholders and Dixie or (ii) an election made by the partners of Chroma at the request of Dixie under Section 754 of the Code during the taxable year in which the purchase of Chroma occurs causes the taxes payable by Stockholders to exceed the taxes that would have been payable by them if no such election had been made, then Dixie shall (a) promptly reimburse Stockholders for such taxes plus (b) any Taxes imposed with respect to the receipt of any payments pursuant to Section 7.4(a).

	7.5	Section 338 Election.

		(a) Stockholders and Dixie shall, at Dixie's election and at Dixie's sole cost and expense, take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required), to effect and preserve a timely Section 338(h)(10) election with respect to the Shares (including a related election under Section 338(g) of the
 Code) in accordance with Section 338 of the Code (and, at Dixie's election, any corresponding elections under state or local tax law) (collectively, a
"Section 338(h)(10) Election"), as soon as practicable after the Closing Date, but not later than the date which is the latest date for making such Section
338(h)(10) Election, and from time to time thereafter, and, if Dixie so elects,
 Stockholders and Dixie shall report the sale of the Shares pursuant to this
Agreement consistent with the Section 338(h)(10) Election and shall take no position contrary thereto or inconsistent therewith in any return, any discussion with or proceeding before any taxing authority, or otherwise.

		(b) Stockholders and Dixie agree that Dixie shall perform or, cause to be performed an initial valuation of assets and allocation of purchase price of the Shares for purposes of Section 338 of the Code in accordance with section
1060 of the Code. The valuations and allocations determined pursuant to this
Section 7.5 shall be used for purposes of all relevant tax returns, reports and filings. The Stockholders and Dixie shall jointly allocate the Purchase Price in accordance with Section 1060 of the Code. The Stockholders and Dixie hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the
 Code, and shall use the allocation determined pursuant to this Section 7.5 in connection with the preparation of Internal Revenue Service Form 8594 as such form relates to the transactions contemplated by this Agreement. Neither the
Stockholders nor Dixie shall file any tax return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 7.5 except as may be adjusted by subsequent agreement following an audit by the Internal Revenue Service or by court decision.

	7.6	Tax Basis Step Up Election. The Stockholders shall have agreed and will use their reasonable best efforts (without expending more than nominal amounts)
 to cause other partners of Chroma to file an election to step up the basis in the Chroma assets under Section 754 of the Code for the taxable year which includes the purchase of the Chroma Interest by Dixie.

Section 8.	Indemnification.

	8.1	Survival of Representations and Warranties. All representations and warranties made in this Agreement or contained in any certificate or other instrument delivered pursuant hereto shall survive the delivery of the Shares
(notwithstanding any investigation at any time made by or on behalf of Dixie or
 Stockholders) for a period of eighteen (18) months from the Closing Date with the exception of the representations and warranties set forth in Section 5.1
(concerning title to the shares), the survival of which shall not be subject to the aforesaid limitation or any other limitation, and with the exception of the representations and warranties contained in Section 5.23 (concerning
Environmental, Health and Safety Requirements) which representations and warranties shall extend for three (3) years and the representations and warranties contained in Section 5.19 (concerning Taxes and Tax Returns) which representations and warranties shall extend for the duration of the statute of limitations relating thereto. Any claim for indemnification shall be initiated during the period of survival of the representation, warranty, covenant or agreement to which it relates by the filing of a notice of claim. Expiration of such eighteen (18) month period, three (3) year period or statutory period of limitation (whichever is applicable) subsequent to the filing of any claim hereunder and to which such period is applicable shall not terminate any such claim.

	8.2	Indemnification by Stockholders. Except to the extent waived by Dixie,
Stockholders agree severally and not jointly to defend, indemnify and hold
Dixie harmless from and against and with respect to any and all loss, damage, liability, deficiency, cost, obligation, or expense, including reasonable attorneys' fees and court costs resulting from or with respect to (i) a breach of any representation or warranty of Stockholders contained in this Agreement or any certificate or document delivered to Dixie by Stockholders pursuant to this Agreement; and (ii) the failure of Stockholders to perform or comply with any covenant, agreement or obligation required by this Agreement to be performed or complied with by Stockholders (collectively, "Losses"). Each claim for Losses (as distinguished from claims to defend) shall, if not paid when due, bear interest at a rate equal to ten percent (10%) from the date the
Stockholders are required to pay such claim until the date such claim is satisfied in full; provided, that any claim for indemnity made with respect to this Section 10.2 must be made by Dixie by notice in accordance with Section
12.6 hereof within the applicable periods of time as set forth in Section 10.1.
 Expiration of the applicable limitation period subsequent to the filing of any claim hereunder and to which such period is applicable shall not terminate any such claim.

Notwithstanding anything else to the contrary contained in this Section 8.2, the obligations of the Stockholders shall be limited as follows:

	(a) Stockholders shall not be required to indemnify Dixie (A) for any individual Loss which is less than $5,000 and (B) until the aggregate amount of all Losses hereunder (together with Losses incurred under the Fabrica Agreement) exceeds $1,000,000 (after which point

Stockholders shall be obligated to indemnify Dixie from and against further Losses, subject to (A) immediately above, in excess of such amount) (all Losses meeting both (A) and (B) being "Eligible Losses"); and

	(b) The maximum aggregate liability of the Stockholders under this Section 8.2 shall be limited to $3,425,000 (apportioned among the Stockholders based on the relevant percentages set forth in Schedule 8.2) less any Losses paid under the Fabrica Agreement (the "First Phase Limit"); provided, however, that if the aggregate amount of Eligible Claims that are timely made by Dixie exceeds
$3,425,000 (such excess amount, "Excess Eligible Losses") and if the Sales
Contingency (as defined in the Fabrica Agreement) is met, that portion of
Excess Eligible Losses up to an additional maximum amount of $8,575,000
(apportioned among the Stockholders based on the relevant percentages set forth in Schedule 8.2) less any Losses under the Fabrica Agreement not applied to the First Phase Limit shall be deferred (the "Deferred Losses"), without a claim for interest during the deferral period, until the later to occur of (i)
the payment of the Contingent Sales Payment (as defined in the Fabrica
Agreement) (at which time the Deferred Losses shall be setoff against the
Contingent Sales Payment) and (ii) the final determination of such Excess
Eligible Loss which amount shall be paid in immediately available funds within five (5) Business days thereafter;

	provided, however, that the limitations contained in Sections 8.2(a) and 8.2(b) shall not apply to (1) any breach of the representations made in Section
 5.1, the first sentence of Section 5.2, Section 5.7, or (2) any Losses in respect of Section 8.2(ii) above.

	8.3	Claims by Dixie.

 (a)	Notice of Claim. When Dixie determines in good faith that it has a claim or potential claim for indemnification pursuant to this Section it shall deliver notice thereof to Stockholders at the addresses specified in Section
10.6. Such notice shall set forth the section or sections under this Agreement pursuant to which such claim or potential claim is made and the amount or estimate of the claim (provided, however, that Stockholders shall not be prejudiced by any inaccuracy of any such estimate) and shall state, in reasonable detail, the basis for such claim or potential claim. Upon resolution of the claim then the amount attributable to the claim shall be paid to Dixie by Stockholders by wire transfer of immediately available funds within five (5) Business Days thereafter, the Stockholders being severally liable to Dixie for said amount. Nothing herein shall be deemed to prevent
Dixie from making a claim for indemnification hereunder for potential or contingent claims or demands provided the notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and Dixie has reasonable grounds to believe that such a claim or demand may be made, provided that the Stockholders shall have no obligation to pay any such potential or contingent claim and no interest shall commence accruing thereon until such claim becomes an actual quantifiable claim. Expiration of the applicable limitation period subsequent to the filing of any claim hereunder and to which such period is applicable shall not terminate any such claim.

 (b)	Claim Resolution. Stockholders shall have a period of twenty (20) days after receipt of a notice of claim within which to notify Dixie of its disagreement with all or a portion of said claim or, in the case of a potential or contingent claim, the estimated amount of such claim. Notice to Dixie shall be provided in accordance with Section 10.6 hereof. If Dixie has not received notice of disagreement from Stockholders within the 20-day period, the amount of the claim shall be compensable in full. If Dixie receives within the 20-day period a notice of disagreement regarding only a portion of a claim, the portion of the claim, to the extent such claim is actual as opposed to potential or Most Recent Balance Sheet contingent, not subject to disagreement shall be compensable in accordance with this Section. If Dixie and Stockholders are unable to resolve such matter within thirty (30) days of Stockholders' notice, then the dispute may be resolved by arbitration in accordance with
Section 10.5 or by agreement between the parties. The prevailing party to any such arbitration shall be entitled to indemnification for its reasonable attorneys' fees and filing fees to the extent awarded by the arbitrator or arbitrators. To the extent Dixie timely delivers a notice of a potential or contingent claim, Dixie shall deliver a subsequent notice to the Stockholders in accordance with Section 10.6 on or following the date such claim becomes an actual quantifiable claim. Each such subsequent notice shall, for purposes of this Section 8.3(b), be treated the same as other notices delivered pursuant to this Section 8.3(b), i.e., the Stockholders shall have the right to dispute and arbitrate all or a portion of said claim.

	8.4	Indemnification by Dixie. Dixie agrees to defend, indemnify and hold
Stockholders harmless from and against and with respect to any and all loss, damage, liability, deficiency, cost, obligation, or expense, including reasonable attorneys' fees and court costs resulting from or with respect to
(i) a breach of any representation or warranty of Dixie contained in this
Agreement or any certificate or document delivered to Stockholders by Dixie pursuant to this Agreement; and (ii) the failure of Dixie to perform or comply with any covenant, agreement or obligation required by this Agreement to be performed or complied with by Dixie (collectively, "Stockholder Losses"). Each claim for Stockholder Losses (as distinguished from claims to defend) shall, if not paid when due, bear interest at a rate equal to ten percent (10%) from the date Dixie is required to pay such claim until the date such claim is satisfied in full; provided, that any claim for indemnity made with respect to this Section 8.4 must be made by Stockholders by notice in accordance with
Section 10.6 hereof within the applicable periods of time as set forth in
Section 8.1. Expiration of the applicable limitation period subsequent to the filing of any claim hereunder and to which such period is applicable shall not terminate any such claim.

	Notwithstanding anything else contained herein to the contrary, Dixie shall not be required to indemnify Stockholders (A) for any individual Stockholder
Loss which is less than $5,000 (B) until the aggregate amount of all
Stockholder Losses hereunder (together with Stockholder Losses incurred under the Fabrica Agreement) exceeds $1,000,000 (after which point Dixie shall be obligated to indemnify Stockholders from and against further Stockholder Losses in excess of such amount), and (C) to the extent the aggregate Stockholder
Losses
hereunder do not exceed $12,000,000; provided; however, provided, however, that the limitations contained in the foregoing sentence shall not apply to any
Stockholder Losses in respect of Section 8.4(ii) above.

	8.5	Claims by Stockholders.

(a)	Notice of Claim. When any Stockholder determines in good faith that he or it has a claim or potential claim for indemnification pursuant to this Section he or it shall deliver notice thereof to Dixie at the address specified in
Section 10.6. Such notice shall set forth the section or sections under this Agreement pursuant to which such claim or potential claim is made and the amount or estimate of the claim and shall state, in reasonable detail, the basis for such claim or potential claim. Upon resolution of the claim then the amount attributable to the claim shall be paid to Stockholders by Dixie by wire transfer of immediately available funds within five (5) Business Days thereafter, Dixie being liable to Stockholders for said amount. Nothing herein shall be deemed to prevent Stockholders from making a claim for indemnification hereunder for potential or contingent claims or demands provided the notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and Stockholders have reasonable grounds to believe that such a claim or demand may be made, provided that Dixie shall have no obligation to pay any such potential or contingent claim and no interest shall commence accruing thereon until such claim becomes an actual quantifiable claim. Expiration of the applicable limitation period subsequent to the filing of any claim hereunder and to which such period is applicable shall not terminate any such claim.

(b)	Claim Resolution. Dixie shall have a period of twenty (20) days after receipt of a notice of claim within which to notify Stockholders of its disagreement with all or a portion of said claim or, in the case of a potential or contingent claim, the estimated amount of such claim. Notice to Dixie shall be provided in accordance with Section 10.6 hereof. If Stockholders have not received notice of disagreement from Dixie within the 20-day period, the amount of the claim shall be compensable in full. If Stockholders receive within the 20-day period a notice of disagreement regarding only a portion of a claim, the
 portion of the claim, to the extent	such claim is actual as opposed to
potential contingent, not subject to disagreement shall be compensable in accordance with this Section. If Dixie and Stockholders are unable to resolve such matter within thirty (30) days of Stockholders' notice, then the dispute may be resolved by arbitration in accordance with Section 10.5 or by agreement between the parties. The prevailing party to any such arbitration shall be entitled to indemnification for its reasonable attorneys' fees and filing fees to the extent awarded by the arbitrator or arbitrators. To the extent Stockholders timely deliver a notice of a potential or contingent claim, Stockholders shall deliver a subsequent notice to Dixie in accordance with
Section 10.6 on or following the date such claim becomes an actual quantifiable claim. Each such subsequent notice shall, for purposes of this Section
8.5(b), be treated the same as other notices delivered pursuant to this

Section 8.5(b), i.e., Dixie shall have the right to dispute and arbitrate all or a portion of said claim.

	8.6	Third Party Claims  Immediately following the receipt of notice by a Party of a claim from a third party (a "Third Party Claim"), the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the Party giving such notice is a Party that is entitled to indemnification hereunder in respect of such Third Party Claim (an "Indemnified Party"), specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The
Indemnified Party may, upon reasonable notice, tender the defense of a Third
Party Claim to the Party required to provide indemnification (an "Indemnifying
Party"). If (a) the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted without qualification by the Indemnifying Party or (b) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section
8.6, the Indemnifying Party shall acknowledge in writing to the Indemnified
Party and without qualification its indemnification obligations as provided in this Section 8; then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the
Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to defend, contest, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the
Indemnifying Party has not lost its right and/or obligation to defend, contest, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified
Party. All expenses (including without limitation reasonable attorneys' fees)
incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Indemnified Party or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. No failure by an
Indemnifying Party to acknowledge in writing its indemnification obligations under this Section 8 shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third
Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 8.6, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified
Party shall have the right, without prejudice to its right of indemnification hereunder, in its
discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party
Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this
Section 10.6, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the
Indemnifying Party for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the
Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

	8.7	Certain Tax Matters.  From and after the Closing, Dixie shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns for all taxable years or other taxable periods of ChromaTech. Dixie shall allow Stockholders to review and participate in the preparation of such Tax
Returns and the filing of any such Tax Returns that indicate a Basis for a claim for a Tax, penalty and/or interest liabilities for which Stockholders are obligated to indemnify Dixie under this Section 8 (a "Tax Claim") and any such filing shall require the consent of the Stockholders which shall not be unreasonably withheld. Likewise Stockholders shall have the right to participate in any tax audit and/or proceeding which involves, in whole or in part, a Tax Claim.

Section 9.	Miscellaneous.

	9.1	Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns;
provided, however, that Dixie shall not assign this Agreement or its obligations hereunder (except to a wholly owned entity whose performance is guaranteed by Dixie) without the prior written consent of the Stockholders


	9.2	Governing Law. This Agreement shall be deemed to be made in, and in any and all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of California.

	9.3	Survival of Representations. Subject to Section 8.1, all representations, warranties, covenants and agreements (including indemnification) made by the parties in this Agreement and pursuant to the terms hereof shall survive the consummation of the transactions contemplated by this Agreement, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them.

	9.4	Expenses. Each party hereto shall pay the expenses incurred by it in connection with the preparation and execution of this Agreement and in connection with the transactions contemplated hereby; provided, however, that
Dixie, on the one hand, and Stockholders, on the other hand, shall share equally in any and all filings fees required by the Hart-Scott-Rodino Act.

	9.5	Arbitration. Any dispute between the parties concerning this Agreement shall be submitted to binding arbitration before a single arbitrator in accordance with the following provisions:

		(a) If a dispute arises concerning this Agreement, the disputed shall be resolved through binding and non-appealable arbitration pursuant to the
Commercial Arbitration Rules of the American Arbitration Association (the
"Rules"), except where the Rules conflict with the provisions of this Section
9.5, in which event the provisions of this Section 12.5 shall prevail. The arbitration shall be before one (1) arbitrator selected by the parties, or if the parties cannot agree upon a single arbitrator within thirty (30) days of a party giving notice to the other of a proposed choice for an arbitrator, then by a single arbitrator selected by the New York City office of the American
Arbitration Association, who shall be a person (i) who is admitted to practice law in the State of New York, (ii) who is a partner in a law firm having at least one hundred attorneys, and (iii) who is familiar with the terms of stock purchase agreements entered into in the context of acquisitions. Any arbitrator so appointed shall be neutral and subject to disqualification for the reasons specified in Section 19 of the Rules.

		(b) Each party shall pay the fees of his or its own attorneys, expenses of witnesses and all other expenses connected with the preparation and presentation of such party's case. The cost of the arbitration, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved, shall be shared equally, unless the arbitrators otherwise direct.

		(c) The parties agree to request that the arbitrator appointed pursuant to the procedure agreed upon above shall, as soon as reasonably practicable after his or her appointment, and after consultation with the parties, set an arbitration date of no later than thirty (30) days after his or her appointment. If that arbitrator is unable to conduct the arbitration during such 30-day period then the parties shall select a new arbitrator in accordance with Section 9.5(b).

		(d) The arbitration shall be conducted pursuant to the Rules, as then in effect. Without limitation of the arbitrator's general authority, the arbitrator shall have the right to order reasonable discovery in accordance with the California Rules of Civil Procedure. Conformity to the legal rules of evidence shall not be required in the arbitration. At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented in written form unless the opposing party shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

		(e) The decision of the arbitrator shall be binding upon all parties and no appeal may be taken therefrom; provided, however, that no decision by such arbitrator shall include the award of punitive damages. The decision of the arbitrator shall be enforced and honored by the parties hereto without the necessity of confirmation by a court. The parties hereby waive, to the extent permitted by law, any rights to appeal or to review of any such decision by any court or tribunal.

		(f) This arbitration shall be conducted in New York, New York. In the event a party desires to obtain judicial confirmation of an arbitration award, the parties consent to the exclusive jurisdiction of the appropriate state court in
 New York, New York for the entry and enforcement of a judgment upon any arbitration award rendered in connection with any state law, and of the United
States District Court for the Southern District of New York, for the entry and enforcement of judgment upon any arbitration award rendered in connection with any federal law, and the parties agree to both subject matter and in personam jurisdiction for those purposes.

		(g) Notwithstanding any provision of this Section, the requirement to arbitrate disputes under this Section shall not apply to any application for interim injunctive or other equitable relief from any court of competent jurisdiction with respect to this Agreement or any matter it contemplates.

	9.6	Notices, Demands and Communications. Any and all notices or demands permitted or required to be made under this Agreement shall be in writing signed by the Party giving such notice or demand, and shall be delivered personally, or sent by (i) facsimile transmission, (ii) recognized overnight delivery service or (iii) registered or certified mail to the other Party or
Parties at the address or addresses set forth below, or at such other address or addresses as may be supplied in writing pursuant to the terms of this section. The recipient of such notice shall be deemed to have received the notice (i) on the date of delivery or the date of transmission if the notice was personally delivered or sent by facsimile transmission on a Business Day
(or if not a Business Day then the next succeeding Business Day), (ii) on the
Business Day after dispatch if the notice was sent by recognized overnight delivery service (and marked for delivery on the next Business Day) or (iii)
five (5) days after dispatch if sent by registered or certified mail. For purposes of this Agreement, a "Business Day" is 8 A.M. to 5:30 P.M. Eastern
Time, on any day when the Federal Reserve Bank in Atlanta, Georgia and in San
Francisco California are both open for business. The rejection or inability to deliver because of a change of address of which no notice has been given shall not effect the validity of any notice or demand sent in accordance with the provisions hereof. For purposes of this Agreement:


			If to Guenther:

			Scott D. Guenther
			993 Bayside Cove West
			Newport Beach, CA 92660

			If to the Frink

			Albert Frink
			9 Ocean Crest
			Newport Coast, CA 92657

				In each case with a copy to:

				Neil W. Rust
				White & Case LLP
				633 West Fifth Street, 19'h Floor
				Los Angeles, CA 90071
				Facsimile: (213) 687-0758


			If to Dixie:

			The Dixie Group, Inc.
			1100 South Watkins
			Chattanooga, TN 37404
			Attention: Gary A Harmon
			Facsimile: (706) 625-0782

				In each case with a copy to:

				Ralph M. Killebrew, Jr., Esq.
				Witt, Gaither & Whitaker, P.C.
				1100 SunTrust Bank Bldg.
				Chattanooga, TN 37402
				Facsimile: (423) 266-4138

	9.7	Schedules and Exhibits. The schedules and exhibits referenced in this
Agreement when delivered as set forth herein will become a part of this
Agreement by reference.

	9.8	Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

	9.9	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

	9.10	Entire Agreement. This Agreement embodies the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. This Agreement may be modified or amended only by a written instrument signed by each of the Parties hereto. The actions, course of dealing or customs of the Parties hereto shall not operate to modify this Agreement except in conformity with the preceding sentence.

	9.11	Severability. If any provision of this Agreement or the application thereof to any person, entity, or circumstance shall be invalid or unenforceable to any extent, then such
provision or application shall be modified to the minimum extent necessary to render it valid and enforceable, and the remainder of the Agreement and the application of such provisions to the parties hereto and the transactions contemplated hereby shall not be affected and shall be enforced to the greatest extent permitted by law, unless such provision cannot be modified without materially impairing the ability of the respective Parties to enjoy the benefit of their respective bargain hereunder.

	9.12	Interpretation. Should the provisions of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the same shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the same, it being agreed that the agents of both parties have participated in the preparation hereof equally.

	9.13	No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and assigns.

	IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

							THE DIXIE GROUP, INC.


							By:	 /s/ Gary A. Harmon
							Title:	 /s/ V.P. & CFO


Attest:   /s/ Philip B. Whitaker, Jr.
Title:  /s/ Attorney

							STOCKHOLDERS:


							  /s/ Scott D. Guenther
							Scott D. Guenther


							  /s/ Albert A. Frink
							Albert A. Frink

EXHIBIT A


Scott D. Guenther			5,000 shares no par value common stock

Albert A. Frink			5,000 shares no par value common stock